STOCK PURCHASE AGREEMENT

SUMMIT HOLDINGS, INC.

A COLORADO CORPORATION

THIS AGREEMENT is made and entered the 5th day of June, 2013 by and between Ron Richardson and Jay Haralson (hereinafter collectively “Sellers”), Armada Water Assets, Inc., a Nevada Corporation (hereinafter “Buyer”), and Summit Holdings, Inc., a Colorado corporation (“Corporation”). Sellers, Buyer, and Corporation are sometimes referred to individually as a “Party” and collectively as the “Parties.”

RECITALS AND BACKGROUND

A.           Corporation is a Colorado corporation in good standing with the State of Colorado.

B.           Ron Richardson owns 499 shares of Corporation and Jay Haralson owns 501 shares of Corporation for a total of 1,000 shares of the common stock of Corporation, which represents all of the issued and outstanding shares of stock of Corporation.

C.           Sellers desire to sell and Buyer desires to purchase all of the issued and outstanding shares of stock of Corporation pursuant to the terms and provisions hereof.

NOW THEREFORE, in consideration of the mutual promises and covenants contained herein and other good and valuable consideration, the Sellers (jointly and severally), the Buyers, and the Corporation mutually agree as follows:

AGREEMENT

Section 1- Purchase of Stock of Corporation

1.01         Buyer’s Purchase of Corporation Stock. Subject to the terms and conditions set forth herein, on the “Closing” (as hereafter defined), Buyer agrees to purchase from Sellers all of the issued and outstanding shares of the common stock of Corporation, and Sellers agree to sell, transfer, and convey to Buyer all of the outstanding shares of the common stock of Corporation. The purchase price and consideration for the Buyer’s purchase of all of the Corporation’s outstanding shares of stock will be as set forth herein. Sellers affirmatively represent that there are 1000 issued and outstanding shares of common stock of Corporation to be purchased by Buyer pursuant hereto, and that such shares are owned 499 shares by Ron Richardson and 501 shares by Jay Haralson. All of the issued and outstanding shares of Corporation’s stock shall hereafter be referred to as “the Stock.” The consideration set forth herein to be paid and/or exchanged for purchase of the Stock shall be referred to hereafter as the “Purchase Price.” Sellers shall execute and deliver to Buyer such stock powers or other documents as are necessary to transfer and convey the Stock to Buyer.

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1.02         Purchase Price. The total Purchase Price to be paid as consideration for the transfer of the Stock from Sellers to Buyer, payable pro rata to each Seller based on ownership of shares, is Five Million Five Hundred Thousand Dollars ($5,500,000) payable as follows:

a)	One Million Dollars ($1,000,000) cash, payable at Closing. .
b)	One Million Dollars ($1,000,000) cash, payable in five (5) equal monthly installments of Two Hundred Thousand Dollars ($200,000) each, the first such installment to be paid one month following Closing on the same day of the month as the day of the month of the Closing Date, and each month thereafter until paid in full.
c)	One Million Dollars ($1,000,000) cash, payable fifteen (15) days following the initial public offering (“IPO”) of Buyer’s stock, or by September 30, 2013, whichever comes first.
d)	Two Million Five Hundred Thousand Dollars ($2,500,000) in liquidation value (at the IPO Price) of the Series-C Preferred Stock of Buyer, to be delivered to the Sellers upon the completion of the IPO (payable pro rata to each Seller based on ownership of shares as of the Closing), with the terms of the Series C Preferred Stock to be subject to the terms and conditions as are contained within the Form of Series C Preferred Stock Certificate of Designation attached hereto and made a part hereof as Exhibit “_A” If the IPO is not accomplished within six months of the Closing then, in lieu of the Series C Preferred Stock, on the six month anniversary of the Closing, the Buyer will deliver a promissory note to each of the Sellers in the aggregate amount (to both Sellers) of Two Million Five Hundred Thousand Dollars ($2,500,000), to be divided among the Sellers as they inform the Buyer (the “Note” or “Notes”) ; with such Notes payable to the Sellers over three years including interest on the unpaid balance at 4%. If during the term of the Notes, the Buyer completes an IPO, Sellers shall be given the election for a period of fifteen days after completion of the IPO, to convert the then remaining balance of the Notes into shares of the common stock of the Buyer at the IPO price.

Section 2–Closing

2.01         Time and Place of Closing. The Closing of the sale and purchase of the Stock (“the Closing” as such term is used herein) shall be held at the offices of _____________________________ at ________________ a.m. /p.m. on May 31, 2013, or at such other time, or at such other place, as the Parties hereto may agree (the “Closing Date”).

2.02         Transactions at Closing. At the Closing, in addition to any other instruments or documents referred to herein:

(a)           Sellers shall deliver to Buyer, free and clear of any lien, claim or encumbrance, certificates representing the Stock duly endorsed in blank or with duly executed stock powers attached.

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(b)          New stock certificates representing the Stock shall be issued by Corporation and shall be delivered to Buyer

(c)           Sellers shall each deliver to Buyer at closing their written resignations as directors, officers, employees, and agents of Corporation and Summit Energy Services, Inc. They shall also deliver the written resignation of all other directors and officers of Corporation and Summit Energy Services, Inc.

Section 3–Sellers’ Resignation and Non-Competition

3.01         Removal from Corporation’s Bank Accounts. Sellers agree that upon Closing, they will cooperate as necessary to have themselves removed as signers on any of Corporation’s checking or other bank accounts. Notwithstanding the foregoing, Seller Ron Richardson may remain as a signatory until such time as the Buyer is able to secure the release of Mr. Richardson from all personal guarantees he has of the debts or obligations of the Corporation.

3.02         Agreement Not to Compete. Sellers agree that for a period of three (3) years from the Closing Date (or termination of employment if employed by Corporation or Buyer after closing), Sellers will not, except as an employee of or independent contractor/consultant for Buyer or Corporation:

(a) Directly or indirectly, or as a partner, manager, member, employee, advisor, or agent of any partnership, limited liability company or joint venture, or as a trustee, shareholder, officer, director, employee, advisor, or agent of any corporation, trust, or other business organization or entity, own, manage, advise, finance, operate, join, control, or participate in the ownership, management, operation, or control of or be connected in any manner with any business which (i) is either located within, or solicits business from within the States of Colorado and Utah, and (ii) is or may be in any way competitive with the types of business activities conducted by the Corporation as of the date of closing; or

(b) Cause, induce or assist in any way any employee of Corporation or any of its affiliates to resign or sever his or her employment or breach an employment agreement with Corporation or any of its affiliates.

These covenants shall not be held invalid or unenforceable because of the scope of the territory or actions subject hereto or restricted hereby, or the period of time within which such covenants are operative; but the maximum territory, the actions subject to such covenants and the period of time in which such covenants are enforceable, respectively, are subject to determination by a final judgment of any court which has jurisdiction over the Parties and subject matter, following the Parties’ compliance with the dispute resolution provisions of Section 11.04, below. A more detailed Non-Compete Agreement may be included in the closing documents and executed at Closing, which document Buyer shall prepare at its sole expense and which it will supply to Sellers for review and approval not less than seven (7) days prior to closing.

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Section 4–Representations and Warranties of Sellers

Sellers (jointly and severally) hereby represent and warrant to Buyer as follows:

4.01         Corporation Existing Organization. Corporation, and Summit Energy Services, Inc., a wholly owned subsidiary of Corporation, are both corporations duly organized and validly existing and in good standing under the laws of the State of Colorado. Sellers have or will deliver to Buyer complete and correct copies of Corporation’s and Summit Energy Services, Inc.’s Articles of Incorporation, By-Laws and Minute Book and any and all amendments thereto. Corporation and Summit Energy Services, Inc. have all requisite power and authority to own or lease and to operate their properties and equipment and to carry on their businesses as such businesses are now conducted (the “Business”).

4.02         Authority of Sellers. Sellers are individuals and enter into this transaction on their own behalf and with full authority.

4.03         Subsidiaries. Corporation has one wholly owned subsidiary by the name of Summit Energy Services, Inc., which shall remain a subsidiary of Corporation following the Stock purchase and shall therefore be transferred in its entirety to Buyer pursuant to this Agreement. All references herein to Corporation shall include and be interpreted to include this subsidiary, and all representations, warranties, and obligations of the Sellers shall include representations, obligations, and warranties with respect to the subsidiary in the same manner. Other than Summit Energy Services, Inc., Corporation has no subsidiaries and does not own or hold any interest in any corporations, general partnerships, limited partnerships, limited liability companies, trusts, entities, joint ventures or any other unincorporated trade or business enterprise.

4.04         Capitalized Stock. The authorized capital stock of Corporation consists of 50,000 shares of common stock, no par value per share, of which the only issued and outstanding shares are the 1000 shares held by Sellers on the date hereof. All of the issued and outstanding shares of Corporation will be sold by Sellers to Buyer in consideration for this Agreement and such shares are validly issued and outstanding, fully paid and non-assessable. Except as provided for herein, there are no commitments for the purchase or sale of, and no options, warrants or other rights to subscribe for or purchase, any stock or other securities of Corporation.

4.05         Title to Stock.  Sellers have, and as of the consummation of the Closing will have, sole record and beneficial ownership of all of the Stock, free and clear of any mortgage, lien, pledge, charge, security interest, encumbrance, title retention agreement, option, equity, or other adverse claim thereto or interest therein and the Stock is not subject to any buy-sell agreement or other agreements with other Sellers or any other persons or entities, except for being subject to the terms hereof.

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4.06         Non-Contravention. The execution and delivery of this Agreement and any other related agreements contemplated hereby to which Sellers are or will be parties, and the consummation of the transactions contemplated hereby and thereby, will not to Sellers’ knowledge and belief (a) violate or conflict with any provision of the Articles of Incorporation or By-Laws of Corporation; or (b) constitute a violation of, be in conflict with, or constitute or create a default under or pursuant to (I) any agreement or instrument to which Sellers or the Corporation are or may be a party; or (II) any statute, judgment, decree, order, regulation or rule of any court or governmental or regulatory authority of which the Sellers are aware and to which Sellers or Corporation are subject.

4.07         Financial Statements; Liabilities. To Sellers’ knowledge and belief, with Buyer’s express understanding that Sellers are not CPA’s, accountants, bookkeepers or tax law experts:

(a) The consolidated balance sheet of Corporation and the consolidated statements of profit and loss for year-end 2010, 2011, and 2012, and for the stub period of January 1, 2013 to March 31, 2013, and the balance sheet and statements of profit and loss for the same period for Green Tech (OLDCO), Inc., a former subsidiary of Corporation (“Green”), changes in financial position of Corporation, together with the related notes and schedules attached thereto (collectively the "Corporation Financial Statements"), copies of which are attached hereto as Exhibit B and made a part hereof: (i) are in accordance with the books of account and records of Corporation and Green; (ii) fairly present the Corporation's and Green’s financial position and the results of their operations as of the dates and for the periods therein specified; and (iii) do not include or omit to state any material fact which renders such financial statements misleading or inaccurate.

(b) Except as and to the extent shown or provided for in the Corporation Financial Statements or as disclosed in this Agreement, the Corporation has no material liabilities or obligations (whether accrued, absolute, contingent or otherwise) which are a claim against any of the assets or properties of Corporation or constitute a material liability of the Corporation itself.

4.08         Absence of Certain Changes. Since the date of the Corporation Financial Statements, except as disclosed in Schedule 11 of Exhibit B to this Agreement, there has not been:

(a) to Sellers’ knowledge and belief, any damage, destruction or loss, whether or not covered by insurance, which materially and adversely affects the assets, financial condition, or business of Corporation;

(b) Any increase in the rate of compensation payable to any officer or employee, or any bonus, percentage compensation, service award or like benefit granted, made or accrued to any such officer or employee;

(c) Any pension, retirement, employee welfare or similar benefit arrangement made or agreed to;

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(d) Any material and adverse change in the assets, financial condition, or business of Corporation;

(e) any distribution of any assets of the Corporation other than in its normal course of business;

(f) any acceleration in the collection of accounts receivable or delay in the payment of accounts payable, outside of the normal course of business and in accordance with historical practices;

(g) Any issuance of, or agreement to issue, any additional securities;

(h) Any declaration, setting aside, or payment of a dividend or other distribution in respect of the capital stock of Corporation or, directly or indirectly, any redemption, purchase or other acquisition or any agreement to redeem or otherwise acquire any shares of such capital stock;

(i) The encumbrance of any of Corporation's assets or the incurrence of any indebtedness or other liabilities (contingent or absolute) by Corporation, other than those unsecured debts and liabilities incurred in the ordinary course of business;

(j) Any prepayment of any obligation shown on the Corporation Financial Statements; or

(k) Any decrease in the amount of total Sellers' equity below the amount shown on the Corporation Financial Statements.

Since March 31, 2013, except as disclosed in Schedule 11 of Exhibit B to this Agreement, the Corporation has been operated in the normal course of its business, consistent with past practices.

4.09         Ownership of Facilities and Equipment. Corporation owns or leases all real property, including all fixtures and improvements situated thereon, and all equipment used in the day to day operations of the Business or which are necessary to conduct the Business in the manner in which the same has been conducted in the past five (5) years immediately preceding the Closing Date.

4.10         Tax Matters. To Sellers’ knowledge and belief, with Buyer’s express understanding that Sellers are not CPA’s, accountants, bookkeepers or tax law experts:

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(a) Corporation is currently taxed as an S-Corporation, and has paid all federal and state income taxes due as of the date of closing and is currently not the subject of any audit by the Internal Revenue Service or any state taxing authority. Sellers and Corporation have not taken any action that would terminate the Corporation’s qualification for S-Corporation status. Sellers agree to indemnify and hold Corporation and Buyer harmless should Corporation or Buyer be obligated to pay taxes for 2012 or the short tax year for 2013 and prior tax years.

(b) Corporation has filed, in correct form, all federal, state and local income, sales, use, ad valorem, intangible, franchise tax and employee benefit plan returns/reports which are required to be filed by Corporation, has reported all taxable income and loss, and paid all taxes required to be paid or taxes due pursuant to any assessment received by Corporation, including both penalties and interest. There are no agreements for the extension of time for the assessment or payment of any taxes.

(c) Corporation has properly withheld from employees' compensation all taxes required to be withheld by it and has timely remitted all such withholdings to the proper taxing authorities.

(d) All amounts received by Corporation on sales which are required under applicable state law to be trusted have been deposited in trust, and all federal, state and local income tax returns and information returns required to be filed concerning such trusts and the income from such trusts have been filed. Corporation has properly reported in income all amounts distributed or distributable to it by such trust(s).

(e) The amount accrued as a reserve or liability for taxes in the Corporation Financial Statements and to be accrued by Corporation through Closing Date is and shall be sufficient for payment of all taxes of Corporation, whether disputed or not, for the period ending on the Closing Date and all periods prior thereto.

(f) Sellers, jointly and severally, are responsible for all federal and state tax liabilities and matters accruing before Closing, and will work with the Corporation so all returns are properly prepared and timely filed.

4.11         Rights of Third Parties. Other than as disclosed in the Schedules to Exhibit B to this Agreement, Corporation has not entered into any leases, licenses, easements or other agreements, recorded or unrecorded, granting rights to third parties in or with respect to any real or personal property of Corporation, and no person or entity has any right to possession or occupancy of any property of Corporation.

4.12         Inventories; Accounts Receivable; Contract Forms. The Corporation's inventories as shown on the Corporation Financial Statements are reflected at cost. To the best knowledge of the Sellers, the accounts receivable of Corporation are valid and legally enforceable obligations of the respective debtors, and the Corporation has not been informed by any of its respective account debtors of their intention not to pay accounts receivable of the Corporation in the ordinary course. The forms of all contracts executed in consideration for goods or services provided or to be provided by Corporation are in compliance with all federal, state and local laws and regulations.

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4.13         Title and Condition of Properties. To Sellers’ knowledge and belief, with Buyer’s express understanding that Sellers are not real estate brokers, lawyers or experts:

(a) Corporation has good and marketable title to all of its properties, real and personal, tangible and intangible, and other assets which it purports to own (including without limitation, all those reflected in the Corporation Financial Statements or the Schedules to Exhibit B to this Agreement), subject to no mortgage, lien, security agreement, easement, right-of-way, or to any other encumbrances, except as disclosed in the Schedules to Exhibit B to this Agreement. All real property and improvements thereon, whether leased or owned, are in sound structural condition and free of any material defects. All personal property and equipment of Corporation are in good operating condition and repair, subject to ordinary wear and tear.

(b) All leases pursuant to which Corporation leases personal or real property are in good standing, valid and enforceable in accordance with their respective terms, and there is not, under any of such leases, any existing default or any event which, with notice or lapse of time or both, would constitute a default.

(c) All real property of Corporation, whether leased or owned in compliance with all zoning ordinances, building codes and other applicable laws and regulations.

4.14         Schedules. The following Schedules to Exhibit B to this Agreement shall be delivered by Sellers to Buyer before the Closing. Such Schedules are incorporated herein by reference. Each Schedule sets forth true and correct information as of the date of this Agreement, unless otherwise indicated thereon. Items appropriately disclosed on one Schedule need not also be disclosed on any other Schedule to such Exhibit B. Schedules shall include information for Corporation and any and all of its subsidiaries, even if only Corporation is referred to.

(a) Real Property - Schedule 1 to Exhibit B. Legal descriptions of all real property owned or leased by Corporation (including a description of all liens and encumbrances related thereto) (attach copies of each lease agreement);

(b) Equipment. Machinery, Furniture. etc. - Schedule 2 to Exhibit B. A list of all major items of equipment, machinery, furniture and fixtures owned or leased by Corporation, indicating which items are owned and which are leased (attach copies of each lease agreement);

(c) Motor Vehicles - Schedule 3 to Exhibit B. A list of all automobiles, trucks and other vehicles indicating which are owned and which are leased (attach copies of each lease agreement);

(d) Contracts - Schedule 4 to Exhibit B. A list and description of all contracts, agreements and commitments, of Corporation involving more than $1,000, including without limitation, mortgages, indentures, and loan agreements;

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(e) Insurance - Schedule 5 to Exhibit B. Copies of all insurance policies currently in force; copies of all liability insurance policies, including general, professional and umbrella liability policies;

(f) Personnel - Schedule 6 to Exhibit B. A list of the names, current annual salary rate, rights to bonuses, options and other incentive compensation and all other compensation in addition to salary for each employee of Corporation; copies of all Form W-2s issued for calendar year 2012; a list of all employee welfare and pension benefit plans, agreements or arrangements (including but not limited to deferred compensation plans, incentive plans, bonus plans or arrangements, stock option plans, stock purchase plans, golden parachute agreements, severance pay plans, cafeteria plans and other similar plans, agreements and arrangements) that are currently in effect or were maintained within three (3) years of the date of this Agreement or have been approved before this date but are not yet effective for the benefit of directors, officers, employees or former employees or their beneficiaries of Corporation; and as to each such plan, agreement or arrangement, copies of each plan, agreement or arrangement, the trust, group annuity contract or other documents that provides any funding, the three most recent annual Form 5500, 990 and/or 1041 reports, the most recent actuarial report, summary plan description, summary of material modification, IRS determination letter and all rulings requested subsequent to the date of that determination letter, and all correspondence with the IRS or the Department of Labor which relates to anyone or more of the plans, agreements or arrangements on matters still pending before it;

(g) Litigation - Schedule 7 to Exhibit B. A description of all pending or threatened litigation, administrative, arbitration or other proceedings to Sellers’ knowledge and belief in which Corporation or Sellers is a party or may become a party, involving the Corporation, the Business or the Stock; the names, addresses and phone numbers of attorneys representing Corporation or Sellers in each matter;

(h) Indebtedness - Schedule 8 to Exhibit B. A list of all indebtedness of Corporation not shown on the Corporation Financial Statements other than current trade accounts payable; a separate list of all indebtedness of Corporation the payment of which is secured by property of Corporation (attach copies of the debt and security instruments);

(i) Permits - Schedule 9 to Exhibit B. A list and copies of each permit, license or similar authorization from any governmental authority issued with respect to the Business or property of Corporation;

(j) Income Tax Returns - Schedule 10 to Exhibit B. Copies of the three (3) most recent years' federal, state and local income tax returns, and employee benefit plan returns, including all schedules and amendments, if any, thereto; all documents relating to refund claims, if any; and all correspondence, notices, audit examination reports, and other documents relating to the income tax returns for the past three (3) tax years; and

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(k) Changes and Other Disclosures - Schedule 11 to Exhibit B. A description of all material changes in or additions to the information furnished as a part of the foregoing Schedules occurring between the date of such information and the Closing Date.

4.15         Default. The Corporation is not in default under, nor has any event occurred which, with notice or the lapse of time or both, could result in a default under any outstanding note, indenture, mortgage, contract to which Corporation is a party or by which it is bound, or under any provision of the Articles of Incorporation or Bylaws of Corporation. The execution, delivery and performance of this Agreement and the consummation of the transaction contemplated hereby will not violate any provision of, or result in the breach of, modification of, acceleration of, or constitute a default under, any law, order, injunction or decree of any court, governmental agency or arbitration tribunal or any contract, note, mortgage, security agreement, other agreement or instrument to which Corporation or Sellers is a party or by which Corporation or Sellers is bound.

4.16         Litigation. To Sellers’ knowledge and belief, no action or proceeding before any court or governmental body is pending or, to the best knowledge of Sellers, is threatened involving Sellers or Corporation wherein a judgment, decree or order would have an adverse effect on the Stock, the assets or business of Corporation or this transaction or would prevent the carrying out of this Agreement, declare unlawful the transaction contemplated by this Agreement, cause such transaction to be rescinded, or require Buyer to divest itself of the Stock. To Sellers’ knowledge and belief, no action or proceeding is pending or to the best knowledge of Sellers, is threatened against Corporation or Sellers by the Federal Trade Commission ("FTC') or by any state or local governmental agency.

4.17         Court Orders and Decrees. To Sellers’ knowledge and belief, there is not outstanding or threatened any order, writ, injunction or decree of any court, governmental agency or arbitration tribunal against or affecting Sellers, the Stock, Corporation or the Business.

4.18         Books and Records. To Sellers’ knowledge and belief, the books and records of Corporation, including, but not limited to, the corporate minute books and stock register, are complete and correct in all material respects and reflect a true record of all meetings or proceedings of the Board of Directors and Sellers of Corporation.

4.19         Employee Benefit Plans. Except as disclosed in Schedule 6 to Exhibit B to this Agreement, Corporation has no employee pension or welfare benefit plans established for its employees. To Sellers’ knowledge and belief, with Buyer’s express understanding that Sellers are not pension or benefit plan experts or lawyers, the Corporation:

(a) Is in substantial compliance with all reporting and disclosure requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA");

(b) Has had the appropriate Form 5500, 990 and/or 1041 filed timely for each year of its existence;

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(c) Has not engaged in any "Prohibited Transaction" as described in ERISA or the Internal Revenue Code ("Code");

(d) Has complied with the bonding requirements of ERISA;

(e) Has no issue pending nor any issue resolved adversely to the Corporation which may subject the Corporation to a payment of a penalty, interest, tax or other amount; and

(f) Can be unilaterally terminated or amended on no more than ninety (90) days notice.

To Sellers’ knowledge and belief, any voluntary employee benefit association ("VEBA") has been submitted and approved as exempt from federal income tax. No plan, arrangement or agreement will cause Corporation to have liability for severance pay as a result of Buyer acquiring the Stock. Corporation does not provide employee post-retirement medical or health coverage or contribute to any plan that does. To Sellers’ knowledge and belief, all group health plans maintained by Corporation have been operated in compliance with the Consolidated Omnibus Budget Reconciliation Act ("COBRA"). To Sellers’ knowledge and belief, all employee pension benefit plans have been submitted to the Internal Revenue Service ("IRS") and are approved as qualifying under the Code.

To Sellers’ knowledge and belief, no facts have occurred which, if known by the IRS, would cause disqualification of any of those plans. To Sellers’ knowledge and belief, all plans that are required to be funded in accordance with the Code have been so funded. To Sellers’ knowledge and belief, Corporation has paid all premiums due the Pension Benefit Guaranty Corporation ("PBGC'). To Sellers’ knowledge and belief, no employee pension benefit plan has been terminated which would cause Corporation to have liability to the PBGC. To Sellers’ knowledge and belief, Corporation is not, and has not been, a member of a multi-employer benefit plan as that term is defined in ERISA.

4.20         Warranties. To Sellers’ knowledge and belief, Corporation has not given or made any express warranties to third parties with respect to any merchandise sold or services performed by Corporation. Sellers have no knowledge of any state of facts or the occurrence of any event which could form the basis of a claim against Corporation, not fully covered by insurance, for liability on account of any express or implied warranty.

4.21         Labor Matters. Corporation is not a party to any collective bargaining agreement with any labor union or association covering its employees. No discussions or negotiations have been conducted with, and no demands or proposals have been made by, any labor union or association, and there are no pending or threatened labor disputes, strikes or work stoppages. To Sellers’ knowledge and belief, with Buyer’s express understanding that Sellers are not labor lawyers or labor law experts, Corporation is in compliance with all federal and state laws respecting employment and employment practices, including, without limitation, wage and hour laws, and OSHA regulations. To Sellers’ knowledge and belief, Corporation is not engaged in any unfair labor practices.

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4.22         Environmental Matters. To Sellers’ knowledge and belief, with the express understanding of Buyer that Sellers are not environmental engineers or experts:

(a)	Corporation has all environmental permits and approvals necessary for Corporation to conduct its Business as the same is now being conducted.

(b)	Corporation has operated, and is presently operating, in compliance with all applicable federal, state, and local environmental statutes and regulations, and to Sellers's knowledge, there is no existing regulatory requirement with a future compliance date that will require operational changes or capital expenditures at the facilities owned or leased by Corporation in the Business.

(c)	No "hazardous substance," as that term is defined in the Federal Comprehensive Environmental Response, Compensation and Liability Act, no petroleum or petroleum products, and no "solid waste," as that term is defined in the Federal Resource Conservation and Recovery Act, is present, or has been leaked, spilled, deposited or otherwise released, on the real property owned or leased by Corporation.

(d)	No "asbestos containing material," "PCBs" or underground storage tanks are present on or in the real property owned or leased by Corporation.

4.23         Legal and Regulatory Compliance. To Sellers’ knowledge and belief, Corporation operates the Business in compliance with all applicable federal and state statutes and all governmental regulations.

4.24         Licenses and Continuation of the Business. To Sellers’ knowledge and belief, Corporation is in possession of all licenses, permits, certificates of occupancy and authorizations under all applicable laws, regulations, rules and ordinances as are necessary to enable Corporation to own and operate the Business as the same has been and is now being conducted.

4.25         Contracts. To Sellers’ knowledge and belief, none of the parties to the contracts listed in Schedule 4 to Exhibit B to this Agreement is in breach or default. All such contracts listed in Schedule 4 to Exhibit B are valid, legally binding and enforceable in accordance with their terms.

4.26         Past Business Practices. To Sellers’ knowledge and belief, the business and services provided by Corporation during the five (5) years preceding the date of this Agreement have been rendered in a professional and competent manner consistent with prevailing professional standards, practices and customs relating to said practices prevailing in the State of Colorado, at the time the services were rendered.

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4.27         Investment Intent; Compliance with Securities Laws. Sellers acknowledge that any preferred or common stock of Buyer that they may acquire under the terms of this Agreement constitutes restricted securities under Rule 144 of the Securities Act of 1933, as amended (the “Act”) and that such shares have not been registered under the Act, or any state securities laws, and that Sellers are purchasing such stock for investment for their own account, not as nominee or agent, and not with a view to the sale or distribution of any part thereof, and with the recognition that the sale of any such shares will be restricted under the terms of Rule 144. Sellers further acknowledge and agree that as a condition to the receipt of any such common or preferred stock of the Buyer, Sellers will execute an Investment Letter on terms satisfactory to Buyer confirming the eligible exemptions under the Act under which any such shares have been issued to the Sellers, the eligibility of Sellers to acquire the shares, and such other standard and customary features of an Investment Letter as are required by Buyer in order to comply with applicable securities laws.

4.28         Representation Accuracy. No representation or warranty by Sellers made in this Agreement contains, or on the Closing Date will contain, any untrue statement of a material fact, or omits, or on the Closing Date will omit, any material fact required to be stated therein or necessary to make the statements contained therein not misleading.

Section 5–Representations and Warranties of Buyer

Buyer hereby represents and warrants to Sellers as follows:

5.01         Binding Agreement. This Agreement and any other agreements contemplated hereby to which Buyer is a party is or will at Closing will have been duly executed and delivered by Buyer and will constitute, the legal, valid and binding obligation of Buyer and will be enforceable against Buyer in accordance with the terms hereof and thereof.

5.02         Non-Contravention. To Buyer’s knowledge and belief, the execution and delivery of this Agreement and any other agreements contemplated hereby to which Buyer is or is to be a party and the consummation of the transactions contemplated hereby and thereby will not constitute a violation of, or be in conflict with, or constitute or create a default under or pursuant to (I) any agreement or instrument to which Buyer is or may be a party; or (II) any statute, judgment, decree, order, regulation or rule of any court or governmental or regulatory authority to which Buyer is subject or have any material adverse effect on the ability of Buyer to perform his obligations under this Agreement and the other agreements contemplated hereby.

5.03         Securities Laws. Buyer acknowledges that the sale of the Stock that is the subject of this Agreement has not been registered under the Securities Act of 1933, as amended, or any state securities laws, and that Buyer is purchasing the Stock for investment for its own account, not as nominee or agent, and not with a view to the sale or distribution of any part thereof.

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5.04         Operations of Corporation Post-Closing. Following Closing, Buyer shall cause Corporation to ratify this Agreement and any other agreements entered into pursuant hereto or in conjunction herewith and use its best efforts to cause Corporation to perform all of its obligations under this Agreement and any other agreements entered into pursuant hereto.

5.05         Satisfaction with Due Diligence; Access; Sellers’ Cooperation. Buyer has requested and received full access to any and all information it requested or required from Sellers about Corporation’s: books; records; contracts and contract forms; operations; assets; liabilities; furniture; fixtures; facilities; computer and other equipment; motor vehicles; inventory; proof of ownership, rental, or license of real, personal, and intellectual property and assets; personnel and personnel management; stock certificates, restrictions, pledges, and ownership; stock options and plans; securities law compliance; other legal and regulatory compliance and action; past business practices and future business plans; customer lists and data; rights of third parties; finances; loans and lines of credit; indebtedness; prepayment obligations; equity; accounts payable; accounts receivable; general and sub-ledgers; bank accounts and statements; financial condition and projections; federal, state, and local income, sales, use, ad valorem, intangible, franchise and other taxes, tax filings, schedules, liabilities, and projections; employee benefit and pension plans; employee agreements; employee manuals and personnel policies; salary and contractor rates, payments, and schedules; subsidiaries and affiliates; property, liability, health, business owners, renters, automobile, and other insurance; warranties; licenses; labor and employment matters; environmental permits, compliance, and regulatory matters; other operating permits, licenses, and bonds; actual and threatened litigation; actual or threatened contract or other defaults; other legal or administrative proceedings and orders; title to and condition of real and personal property; leases and lease compliance; confidential and proprietary information; intellectual property; and goodwill. Buyer is fully satisfied with the information and access to information it has received from Sellers and Corporation, and from the employees, contractors, and agents of Sellers and Corporation, and is prepared to enter into and close this Agreement in light of the totality of that information.

5.06         Representation Accuracy. To Buyer’s knowledge and belief, no representation or warranty by Buyer made in this Agreement contains, or on the Closing Date will contain, any untrue statement of a material fact, or omits, or on the Closing Date will omit, to state any material fact required to be stated therein or necessary to make the statements contained therein not misleading.

Section 6-Covenants

6.01         Access to Corporation. From and after the date of this Agreement, Sellers will cause Corporation to give to Buyer and its representatives, full and free access to all properties, books and records of Corporation so that Buyer may have full opportunity to make such further investigation as it shall desire to make of the affairs of Corporation, provided that such investigation shall not unreasonably interfere with the operations of Corporation. No information or knowledge obtained either independently or as a result of Buyer's investigation of Corporation will diminish or otherwise affect the representations and warranties of Sellers.

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6.02         Conduct of Business Pending Closing. Pending the Closing and except as otherwise permitted by this Agreement or as consented to by Buyer in writing, Sellers covenant that:

(a) The Business will be conducted only in the ordinary course which, without limitation, must include compliance with all applicable laws and regulations to the best of Sellers’ information and abilities, and the maintenance in force of all insurance policies referred to in Schedule 5 to Exhibit B to this Agreement;

(b) Sellers must not take or permit Corporation to take any action described in Section 4.08 of this Agreement; and

(c) Sellers must preserve Corporation's business organization intact and use their best efforts to maintain for Corporation the goodwill of suppliers, customers and others having business relations with Corporation.

6.03         Employee Benefit Plans. Sellers covenant that to the best of its information and ability Corporation will take no action that will prevent or interfere with Corporation's right and power to freeze its profit sharing or pension plan and discontinue any further contributions to such plans after the Closing Date or to terminate such plans and distribute the benefits to the participants.

6.04         Further Assurances. From time to time after the Closing, at the request of Buyer, and without further consideration, Sellers will execute and deliver such additional instruments and will take such other actions as Buyer reasonably may require to convey, assign, transfer and deliver the Stock and otherwise carry out the terms of this Agreement.

6.05         Tax Filing Responsibility. Sellers and Buyer must cooperate in the preparation and filing of all tax returns of Corporation for any periods ending on or before the Closing Date, other than state and local returns not required to be filed (taking into account extensions) prior to the Closing Date.

6.06         Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the Parties agrees to use all reasonable efforts, to take, or cause to be taken, all reasonable actions and to do, or cause to be done, all things necessary and appropriate to satisfy all conditions of and to consummate the transaction contemplated by this Agreement, including cooperating with the other Parties to this Agreement.

6.07         Phase 1 Environmental Inspection. Sellers agree, at their own expense, to conduct a Phase 1 environmental inspection of the DeBeque Property within 90 days of closing. Sellers further agree, at their own expense, to remedy any environmental contamination issue discovered by such inspection, and to hold Buyer and Corporation harmless from any contamination hereon. The DeBeque Property is located at 2149 I-70 Frontage Road, Debeque, Colorado, and is leased by Corporation from Grand Valley Vacuum Truck Service, LLC.

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Section 7-Conditions to Respective Obligations of Buyer and Sellers

The respective obligations of Buyer and Sellers under this Agreement are subject to the

Following conditions:

7.01         Execution of Collateral Instruments and Agreements. Each of the following instruments and agreements shall be duly executed and delivered on the Closing Date by the Parties indicated therein, and shall contain such provisions and be in such form as the Parties thereto shall, by their execution thereof, approve:

(a) Sellers and Buyer shall have executed an Agreement-Not-To-Compete covering a three (3) year period and providing for the payment of $100.00 at Closing;

(b) Key employees identified in Exhibit C and Buyer shall have executed an Employment Agreement for a period of two (2) years providing an annual salary to be determined, paid on a regular basis, and subject to annual review.

7.02         Blue Sky Law. Respective counsel for Buyer and Sellers must be satisfied that the transaction contemplated hereby is exempt from registration or qualification under the state securities laws of any applicable states, or, if not, that all requirements of such state securities laws have been fulfilled.

7.03         Representations and Warranties True When Made and At Closing. All of the Parties’ representations and warranties in this Agreement must be true as of the date of this Agreement and on the Closing Date to the best of the Parties’ knowledge, information, and belief.

7.04         Performance of Obligations. The performance of the obligations of the Parties hereto must be fully discharged prior to or on the Closing Date.

7.05         Certificates as to Representations and Conditions. If this Agreement is executed prior to the Closing, at the Closing the Parties must furnish one another with certificates certifying the truth of the representations and warranties of the respective Parties hereto and the fulfillment of the covenants and conditions to this Agreement to the best of their knowledge, information, and belief.

Section 8-Additional Conditions Precedent to Obligations of Buyer

All obligations of Buyer which are to be discharged under this Agreement at the Closing are subject to the performance at or prior to the Closing of all agreements contained herein which are to be performed by Sellers at or prior to the Closing and to the following additional conditions (unless expressly waived in writing by Buyer at any time prior to the Closing):

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8.01         Opinion of Counsel. Buyer must have been furnished with an opinion of counsel for Sellers and Corporation dated as of the Closing Date, in form and substance reasonably satisfactory to Buyer to the effect that:

(a) Corporation is duly organized, validly existing and in good standing under the laws of its State of incorporation, with full corporate power and authority to operate the Business as the same is now being conducted and such power and authority will not be adversely affected by the transaction contemplated herein;

(b) The authorized capital stock of Corporation consists of 50,000 shares of common stock, with no par value, of which 1000 shares are duly and validly issued, fully paid, non-assessable and outstanding, and are, according to the corporate records of corporation, owned by Sellers;

(c) This Agreement has been duly executed and delivered by each Seller and constitutes the valid and binding obligation of each Seller, enforceable against each Seller in accordance with its terms;

(d) Such counsel does not know of any litigation, proceeding or governmental investigation pending or threatened against or relating to Corporation or to the assets, properties or business of Corporation, or against Sellers relating to the Stock, or relating to the transaction contemplated by this Agreement, which would materially and adversely affect the Stock, the assets, properties or business of Corporation or the transaction provided for in this Agreement;

(e) Sellers are the record owners of the Stock, free and clear of all liens, encumbrances, charges or assessments, with full power and authority to sell and transfer such Stock, and upon delivery of the certificates representing the Stock in accordance with this Agreement, Buyer will acquire from Sellers all rights of Sellers with respect to the Stock, and no other endorsement is required to transfer such rights to Buyer, and such counsel is not aware of any adverse claim with respect to any of the Stock.

8.02         Charter; Bylaws; Good Standing Certificate; Tax Certificate. Sellers must have delivered to Buyer the following instruments relating to Corporation:

(a) Copies of Corporation's Articles of Incorporation, including all amendments thereto, certified by the Secretary of State or other appropriate official of its state of incorporation and Summit Energy Services, Inc.’s Articles of Incorporation, including all amendments thereto, certified by the Secretary of State or other appropriate official of its state of incorporation;

(b) A certificate from the Secretary of State or other appropriate official of Corporation's state of incorporation to the effect that Corporation and Summit Energy Services, Inc. are in good standing or subsisting in such jurisdiction;

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(c) A copy of the Bylaws of Corporation and Summit Energy Services, Inc. certified by its Secretary as being true and correct and in effect on the Closing Date;

(d) A certificate as to the tax status of Corporation and Summit Energy Services, Inc. dated no later than fifteen (15) days prior to the Closing Date from the appropriate official in its state of incorporation.

8.03         Corporate Records; Resignations. Sellers must have delivered to Buyer on the Closing Date:

( a) All records of Corporation's and Summit Energy Services, Inc.’s directors' and Sellers' meetings;

(b) All stock transfer records;

(c) The Corporate seal for Corporation and Summit Energy Services, Inc.; and

(d) Written resignations of all officers and directors of Corporation and Summit Energy Services, Inc. effective on the Closing Date.

8.04         Release of Non Compete Obligation. Sellers must have delivered to Buyer, on or before the Closing Date, the agreement of Green , in a form satisfactory to Buyer, releasing Corporation from all obligations not to compete with Green

8.05         Satisfactory Lien Searches. Sellers shall have delivered to Buyer, or Buyer shall have procured uniform commercial code, lien, judgment and other searches in all jurisdictions in which the Corporation conducts any business or in which any assets of the Corporation are located, in form and substance satisfactory to Buyer; which searches shall not reflect any liens, levies, encumbrances or liabilities of the Corporation other than those amounts reflected on the Corporation Financial Statements or otherwise included in any of the Corporation’s schedules to this Agreement.

Section 9-Survival of Representations, Warranties and Covenants; Indemnification

9.01         Nature of Representations. For purposes of this Agreement, the contents of all exhibits, certificates, Schedules, and other items incorporated herein by reference, in addition to the representations and warranties made in this Agreement, constitute representations and warranties made in this Agreement by Sellers or Buyer, as the case may be.

9.02         Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the Parties made in this Agreement shall survive the Closing and any investigation by the Parties with respect thereto.

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9.03         Indemnification.

(a) Sellers agree, to indemnify and hold Buyer, their affiliates, officers, directors, employees, and consultants, harmless from all damages, losses or expenses (including, without limitation, interest and penalties, reasonable attorney fees and expenses) suffered or paid, directly or indirectly, as a result of or arising out of (i) the breach or failure of any representation or warranty made by Sellers in this Agreement to be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, subject to the qualifications and limitations set forth therein, (iii) any breach or nonfulfillment of any agreement made by Sellers in connection with or as a part of this Agreement, (iii) any violation or claimed violation of any law, rule or regulation, and/or any default upon or with respect to any contractual commitment, by or on behalf of Corporation or Summit Energy Services, Inc., which violation or default occurred or is claimed to have occurred prior to the closing and of which Sellers had actual notice prior to the Closing Date; or (iv) any taxes owed by the Corporation related to any period or periods prior to the Closing date.

(b) Buyer agrees to indemnify and hold Sellers, and Sellers' heirs and legal representatives, harmless from all damages, losses or expenses (including without limitation, interest and penalties, reasonable attorney fees and expenses) suffered or paid, directly or indirectly, as a result of or arising out of (i) the failure of any representation or warranty made by Buyer in this Agreement to be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, subject to the qualifications and limitations set forth therein, or (ii) any breach or nonfulfillment of any agreement made by Buyer in connection with or as a part of this Agreement.

(c)          Notwithstanding the provisions of subparagraph (a) above, the Buyer shall not be entitled to assert any claim for indemnification as against the Sellers until the aggregate amount of all such indemnification claims exceed the amount of $100,000 (the “Threshold Amount”); whereupon thereafter the Buyer shall be entitled to indemnification for the full amount of any such claims against the Sellers, irrespective of such Threshold Amount.

(d)          Each party has a right to assert a claim to indemnification under the circumstances identified in Sections 9.03(a) or (b) above, and that right to assert a claim for indemnification will not be affected by any investigation conducted by that party as part of its due diligence review of the other party or any knowledge acquired (or alleged to have been acquired) by that party (or capable of being acquired) at any time before the Closing.

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9.04         Defense of Claims.

(a) If any claim or action by a third party arises after the Closing Date for which an Indemnitor is liable under the terms of this Agreement, then the Indemnitee shall notify the Indemnitor in writing within thirty (30) days after such claim or action arises and is known to the Indemnitee and shall give the Indemnitor a reasonable opportunity: (i) to take part in any examination of any books and records; (ii) to conduct any proceedings or negotiations in connection therewith and necessary or appropriate to defend the Indemnitee; (iii) to take all other required steps or proceedings to settle or defend any such claim or action; and (iv) to employ counsel (such counsel to be disclosed to and approved by the Indemnitee) to contest any such claim or action in the name of the Indemnitee or otherwise. If the Indemnitor wishes to assume the defense of such claim or action, it shall give written notice to the Indemnitee and within ten (10) days thereafter, and Indemnitee shall permit and Indemnitor shall thereafter assume the defense of any such claim or liability, through counsel disclosed to and approved by the Indemnitee; provided that the Indemnitee may participate in such defense at its own expense, including without limitation via separate counsel of its own choosing.

(b) If the Indemnitor shall not assume the defense of any such claim or action, the Indemnitee may defend against any such claim or action in such manner as it may deem appropriate (provided that the Indemnitor may participate in such defense at its own expense); provided, however, that the Indemnitee may not settle such claim or action without the prior written consent of the Indemnitor. If no settlement of such claim or action is made, the Indemnitor, jointly and severally, shall satisfy any judgment rendered with respect to such claim or in such action before the Indemnitee is required to do so, and pay all expenses, legal or otherwise, including attorney fees and costs reasonably and necessarily incurred by the Indemnitee in the defense of such claim or action.

9.05         Cooperation. The Parties shall cooperate with each other to maximize the availability of insurance coverage under the policies maintained by Corporation or Sellers immediately preceding the Closing Date for claims or actions by third parties which may be subject to indemnification, and, if the insurance carrier for such policies agrees to defend such claim, such defense shall be tendered to such insurance carrier and the rights of the Parties between themselves regarding the assumption and control of such defense shall be subject to the reasonable requirements of such insurance carrier.

9.06         Definitions.

(a) In the case of a claim of indemnification brought pursuant to Section 9.03(a), "Indemnitee" shall mean Buyer and its affiliates, officers, directors, employees, and consultants, and in the case of a claim of indemnification brought pursuant to 9.03(b), it shall mean Corporation and Sellers and their successors, assigns and legal representatives.

(b) In the case of a claim of indemnification brought pursuant to Section 9.03(a), "Indemnitor" shall mean Corporation and Sellers, jointly and severally, and in the case of a claim of indemnification brought pursuant to Section 9.03(b), it shall mean Buyer.

Section 10–Events of Default

The occurrence of any of the following shall constitute an “Event of Default” by the Party or Parties committing such breach, as the case may be, under this Agreement:

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10.01         Failure to Pay. Buyer shall fail to pay when due any payment owing to Sellers hereunder or Sellers shall fail to pay the debts and liabilities provided for herein; or

10.02         Failure to Deliver Stock. At Closing and upon payment of the amounts to be made at Closing, Sellers shall fail to deliver to Buyer stock certificates representing the Stock or shall fail to execute and deliver such stock powers, or other documents as are necessary to transfer and convey to Buyer the Stock; or, Sellers shall fail to execute and deliver such stock powers or other documents as may be reasonably requested to transfer and convey the Stock to Buyer; or

10.03         Breaches of Certain Covenants. Any Party shall fail to observe or perform any covenant, obligation, condition or agreement set forth herein; or

10.04         Representations and Warranties. Any representation, warranty, certificate, or other statement (financial or otherwise) made or furnished by or on behalf of any Party hereto in connection with this Agreement or any other transaction contemplated hereby shall be false, incorrect, incomplete or misleading in any material respect when made or furnished, subject to the qualifications and limitations set forth therein; or

10.05         Other Actions. Any Party shall fail to take any action requested by another Party as set forth herein within the time frame required for such action to be taken or, if no specific time frame is provided for, within a reasonable time, which is estimated to be ten (10) business days; or

10.06         Other Provisions. Any other provision of this Agreement is breached by any Party.

Section 11–Remedies

11.01         Remedies at Law or in Equity Available. Upon the occurrence or existence of any Event of Default hereunder and at any time thereafter during the continuance of such Event of Default, any Party may, by written notice to the other Parties, declare there to exist an Event of Default hereunder and, upon expiration of any grace period applicable to the nature of such Event of Default expressly set forth herein, may seek to enforce this Agreement through any remedy available at law, in equity, or as may otherwise be set forth in this Agreement, with all such remedies being cumulative in nature.

11.03         Injunctive Relief and Specific Performance. Should damages be an insufficient remedy for the breach of this Agreement or any of the provisions hereof resulting in an Event of Default, then the aggrieved Party shall have available to it such injunctive relief as may be appropriate, including, but not limited to, specific performance of the obligations required to be performed hereunder, or the enjoining of any action prohibited hereunder.

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11.04         Cumulative Remedies. The rights, powers and remedies of the Parties as set forth in this Agreement shall be in addition to all rights, powers and remedies given to any such Parties by virtue of any applicable law, rule or regulation of any governmental authority or any other agreement, all of which rights, powers, and remedies shall be cumulative and may be exercised successively or concurrently without impairing the rights of the exercising Party hereunder; provided, however, that in the event of a dispute, prior to commencement of any formal legal action or litigation therefore, the Parties shall cooperate with each other to participate in good faith in a mediation session to try to resolve their disputes. Should one of the Parties fail to cooperate in participating in mediation, then the other Party shall be entitled to proceed with litigation or other formal legal action without the need of participating in mediation regarding the dispute in advance.

Section 12-Miscellaneous

12.01         Effective Date. This Agreement shall be effective upon execution hereof.

12.02         Entire Agreement. This Agreement (including the documents and instruments referred to in this Agreement, incorporated by reference and/or referred to in any of the documents or instruments referred to herein) constitutes the entire agreement and understanding of the Parties with respect to the subject matter of this Agreement and supersedes all prior understandings and agreements, whether written or oral, among the Parties with respect to such subject matter.

12.03         Amendments. Except as otherwise provided for herein, no supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by all the Parties.

12.04         Headings. The headings used in this Agreement are solely for convenience of reference, are not part of this Agreement, and are not to be considered in construing or interpreting this Agreement.

12.05         Assignment. No right of any Party hereto may be assigned to any other person or entity and no duty may be delegated to any other person or entity, without the prior written consent of the Parties.

12.06         Binding Effect. The provisions of this Agreement shall be binding and inure to the benefit of the heirs, personal representatives, successors and, to the extent permitted by this Agreement, assigns of the Parties.

12.07         Waiver. No waiver of any provision of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the Party making the waiver.

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12.08         Further Assurances. The Parties each further agree from time to time, at the request of another Party, to execute and deliver all other and further instruments as may be reasonably necessary to accomplish the purposes of this Agreement.

12.09         Attorney Fees and Costs. If any arbitration, suit or action is instituted to interpret or enforce the provisions of this Agreement, to rescind this Agreement, or otherwise with respect to the subject matter of this Agreement, the prevailing Party shall be entitled to recover with respect to such issue, in addition to costs, reasonable attorney fees incurred in preparation or in prosecution or defense of such arbitration, suit, or action as determined by the tribunal court, and if any appeal is taken from such decision, reasonable attorney fees as determined on appeal.

12.10         Employment of Attorneys. All Parties to this Agreement have had the opportunity to be represented by legal counsel of their own choosing in connection with the negotiation, preparation, and execution of this Agreement. Accordingly, the rule of construction that a written agreement is construed against the party preparing or drafting such agreement shall specifically not be applicable in the interpretation of this Agreement and any documents executed and delivered pursuant to or in connection with this Agreement.

12.11         Notices. Except as otherwise provided herein, all notices, requests, demands, consents, instructions or other communications to or upon the Parties hereto under this Agreement shall be in writing, and shall be mailed or delivered to each Party at the respective addresses set forth below (or to such other fax number or address for any Party as indicated in any notice given by that Party to the other Party).

As to Buyer:	As to Sellers:

Attention: Mitch Burroughs	Ron Richardson
Armada Water Assets, Inc.	680 Independence Valley Ct.
419 Canyon Avenue, Suite 310	Grand Junction, CO 81507
Ft. Collins, CO 80521

with a copy to:

Jay Haralson
1220 La Mesa Lane
Fruita, CO 81521

12.12         Governing Law. This Agreement must be construed and enforced in accordance with the laws of the State of Colorado.

12.13         Release and Discharge. AS OF AND AFTER THE CLOSING, THE SELLERS, FOR AND ON BEHALF OF THEMSELVES AND THEIR HEIRS, ASSIGNS, BENEFICIARIES, EXECUTORS AND ADMINISTRATORS, DO HEREBY FULLY AND IRREVOCABLY REMISE, RELEASE AND FOREVER DISCHARGE SUMMIT HOLDINGS, INC., AND ALL SUBSIDIARIES AND AFFILIATES THEREOF (THE “CORPORATION”), INCLUDING ALL SUCCESSORS AND ASSIGNS THEREOF, OF AND FROM ANY AND ALL MANNER OF CLAIMS, ACTIONS, RIGHTS OF CONTRIBUTION, CAUSES OF ACTION, GRIEVANCES, LIABILITIES, OBLIGATIONS, PROMISES, DAMAGES, AGREEMENTS, RIGHTS, DEBTS AND EXPENSES (INCLUDING CLAIMS FOR ATTORNEYS’ FEES AND COSTS), OF EVERY KIND, EITHER IN LAW OR IN EQUITY, WHETHER CONTINGENT, MATURE, KNOWN OR UNKNOWN,, THAT SELLERS EVER HAD, NOW HAVE OR MAY HAVE, FOR OR BY REASON OF ANY CAUSE, MATTER OR THING WHATSOEVER, THAT AROSE PRIOR TO THE CLOSING.

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In witness whereof, the Parties have executed this Agreement on the day and year first above written.

SELLERS

/s/ Ron Richardson
Ron Richardson

/s/ Jay Haralson
Jay Haralson

BUYER

ARMADA WATER ASSETS, INC.

By:	/s/ Mitch Burroughs
Its:	President

CORPORATION

SUMMIT HOLDINGS, INC.

By:	/s/ Jay Haralson
Its:	President

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